Exhibit 99.1

AMERICANWEST BANCORPORATION

NEWS RELEASE

AmericanWest Bancorporation Files Registration Statement for

Public Offering of Capital Securities

Spokane, Washington, May 29, 2008 – AmericanWest Bancorporation (NASDAQ: AWBC) today announced that it has formed a new Delaware statutory trust subsidiary, AmericanWest Capital Trust IV (“Trust”), for the purpose of offering $30 million aggregate liquidation amount of the Trust’s Capital Securities in an underwritten public offering. The Trust intends to grant the underwriters a 30-day option to purchase up to an additional $4.5 million aggregate liquidation amount of the Capital Securities to cover over-allotments, if any.

The managing underwriters for the offering are Sandler O’Neill + Partners L.P. and Howe Barnes Hoefer & Arnett, Inc. When available, a copy of the preliminary prospectus for the offering may be obtained from:

Sandler O’Neill + Partners, L.P.	Howe Barnes Hoefer & Arnett, Inc.
919 Third Avenue, 6th Floor	222 South Riverside Drive, 7th Floor
New York, NY 10022	Chicago, IL 60606
Attn: Syndicate Desk
(800) 635-6851

The Company expects to use the net proceeds from the offering to provide additional capital for its principal operating subsidiary, AmericanWest Bank, and for general corporate purposes. A registration statement relating to the Capital Securities has been filed with the Securities and Exchange Commission but has not yet become effective. The Company is applying to list the Capital Securities on the Nasdaq Global Select Market. The offering is expected to be completed during June 2008.

These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release includes forward-looking statements, and we intend for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe our expectations regarding future events, and include the timing of the expected completion of the offering of capital securities, which could be delayed due to a number of factors including SEC review of the Registration Statement. Actual results could differ materially and adversely from those expressed in forward-looking statements.

About AmericanWest Bancorporation

AmericanWest Bancorporation is a bank holding company whose principal subsidiary is AmericanWest Bank, a community bank with 64 financial centers located in Washington, Northern Idaho and Utah. For further information on the company or to access Internet banking, please visit our web site at www.awbank.net/IR.

Contacts:

AmericanWest Bancorporation:
Robert M. Daugherty	Patrick J. Rusnak
President and CEO	Chief Operating Officer
509.344.5329	509.232.1963
bdaugherty@awbank.net	prusnak@awbank.net

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